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                                                                     EXHIBIT 8.3

                        [LETTERHEAD OF RICHARDS BUTLER]



Stirling Cooke Brown Holdings Limited
Victoria Hall
3rd Floor
11 Victoria Street
Hamilton HM11
BERMUDA

                                                        11th November 1997

Ladies and Gentlemen

Re:   Stirling Cooke Brown Holdings Limited

We are qualified to practice law in England and have acted as solicitors in England to Stirling Cooke Brown Holdings Limited, a Bermuda Corporation (the "Company"), in connection with the corporate proceedings taken and to be taken relating to the public offering of Ordinary Shares (the "Ordinary Shares") of the Company.

In rendering the opinion set forth in the paragraph below, we have relied upon United Kingdom tax legislation, legislative history, United Kingdom statutory instruments, judicial authority, Inland Revenue extra statutory concessions, statements of practice and press releases and other such authorities as we have considered to be relevant.

Based on the foregoing, the discussions set forth under the caption "Certain Tax Considerations -- United Kingdom" constitutes the opinion of Richards Butler, subject to the limitations set forth therein, regarding the material UK Corporation Tax and Income Tax consequences of the Company's operations carried on through and the ownership of UK resident subsidiaries and the extraction of profits therefrom.

We consent to the filing of this opinion as an exhibit to the Registration Statement in respect of the public offering of Ordinary Shares of the Company on the Nasdaq National Market and to the reference to us under the caption "Certain Tax Considerations".

The opinion set out in this letter is given subject to the following reservations -

        (a)  it relates only to matters as at today's date;


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                                                              11th November 1997

Stirling Cooke Brown Holdings Limited/ page 2 of 2



        (b) we have made no investigation of the laws of any jurisdiction outside England;

        (c)  it relates only to English law as in force as at today's date.

This opinion is given for the sole benefit of you filing this opinion as an exhibit to the Registration Statement, and (without limiting the rights of any person (to the extent that such rights may exist in relation to this opinion) under federal securities laws of the United States of America) may not be relied upon by anyone else, and this opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extending by implication to, any other matter, nor is it to be quoted or made public in any way without our prior written consent.

This opinion will be governed by and construed in accordance with the law of England.

Yours faithfully

/s/ Richards Butler

Richards Butler